Exhibit 5.35

CONSENT OF G. FERLATTE

The undersigned hereby consents to the use of their report(s), and the information derived therefrom, as well as the reference to their name, in each case where used or incorporated by reference in the Registration Statement on Form F-10 of IAMGOLD Corporation (File No. 333-190073).

/s/ Gilles Ferlatte
By:	Gilles Ferlatte, Eng.
Title:	Vice President
Company:	Niobec Inc.

Dated:	January 15, 2014